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                                                                 Exhibit 10.9(a)

                    COMMERCIAL NET BUILDING AND GROUND LEASE

                                       OF

                              LINCOLN AIR PARK WEST

         This Lease Agreement is executed in duplicate this 16th day of Nov., 1999, between Airport Authority of the City of Lincoln, Nebraska, hereinafter referred to as "Authority", and BioNebraska, Inc., a corporation, hereinafter referred to as "Lessee".

         WITNESSETH:

         WHEREAS, in accordance with Article 5, Chapter 3 of the Statutes of Nebraska, the City Council of the City of Lincoln, Nebraska, by appropriate action in 1959, created an Airport Authority and transferred to the Authority the right to use, occupy and manage certain real estate owned by or acquired in the name of the City of Lincoln, including the land leased herein, located on Lincoln Airport in an area denominated "Lincoln Air Park West"; and

         WHEREAS, the Authority deems it advantageous to the support, operation and public purpose of the Airport to lease to Lessee that certain building and parcel of land described herein; and

         WHEREAS, this Lease will supersede and cancel the prior Lease between the parties, originally effective August 1, 1996; and

         WHEREAS, the Lessee proposes to lease on a net basis from the Authority, as herein provided, the ground area and building all as herein described.

         NOW, THEREFORE, it is mutually agreed between the parties as follows:

          1. Authority, in consideration of the rents to be paid by Lessee as hereinafter set forth, and of the covenants and agreements hereinafter stipulated to be mutually kept and performed by the parties hereto, does hereby lease unto Lessee the following described premises situated in Lincoln Air Park West upon Lincoln Airport, Lincoln, Nebraska, to-wit:

         Building No. 2274 consisting of approximately 15,435 square feet and 4,913 square feet of tenant additions to date and 108,045 square feet of adjacent sidewalks, drives and grounds as outlined in red on the attached Exhibit "A"; and 21,060 square feet of land as shown outlined in blue on the attached Exhibit "A."

together with the improvements and appurtenances thereunto belonging or in any wise appertaining, including the right of ingress and egress thereto and therefrom at all times. Authority agrees to keep a street open from the leaned premises to a public street or highway.

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         2. Lessee shall have and hold said premises for the basic term of fourteen (14) years beginning November 1, 1999, and ending October 31, 2013, unless sooner terminated as hereinafter provided.

         3. Lessee shall pay Authority, as rent for the premises herein leased as follows:


         a. For the term of November 1, 1999, through March 31, 2003, as base rental at the rate of $2.41 per square foot per year for 15,435 square feet for the sum of Three Thousand One Hundred Three Dollars and Nine Cents ($3,103.09) per month, and in addition thereto, Lessee shall pay Authority as reimbursement of construction costs advanced by Authority the sum of Four Thousand Three Hundred One Dollars and Ninety-one Cents ($4,301.91) per month for a total payment of Seven Thousand Four Hundred Five Dollars ($7,405.00) per month, and in addition thereto, 21,060 square feet of land at the rate of $.12 per square foot for a sum of Two
                  Hundred Ten Dollars and Sixty Cents ($210.60) per month, payable in advance on the first day of each month beginning November 1, 1999, and ending March 31, 2003; and

         b. For the term of April 1, 2003, through March 31, 2008, at the rate of $2.77 per square foot per year, for 15,435 square feet for the sum of Three Thousand Five Hundred Sixty-eight Dollars and Forty-five Cents ($3,568.45) per month, and in addition thereto, 21,060 square feet of land at the rate of $.13 per square foot for a sum of Two Hundred Twenty-eight Dollars and Fifteen Cents ($228.15) per month, payable in advance on the first day of each month beginning April 1, 2003, and ending March 31, 2008; and

         c. For the term of April 1, 2008, through October 31, 2013, at the rate of $3.92 per square foot per year, for 15,435 square feet for the sum of Five Thousand Forty-nine Dollars ($5,049.00) per month, and in addition thereto, 21,060 square feet of land at the rate of $.14 per square foot for a sum of Two Hundred Forty-five Dollars and Seventy Cents ($245.70) per month, payable in advance on the first day of each month beginning April 1, 2008, and ending October 31, 2013; and

         d. Authority has advanced funds for construction costs to Lessee upon Lessee's agreement for reimbursement. The parties wish to consolidate two prior loans together with one new loan. The loans for consolidation are a loan dated July 16, 1996, which has a current principal balance of $286,644.26, and a loan dated July 21, 1998, which has a current principal balance of $279,184.64, and a new loan as of November 1, 1999, with a current principal balance of $395,000.00. The total combined principal balance of all loans is $960,828.90. Lessee agrees to reimburse Authority $960,828.90 plus interest at eight and three-quarters percent (8 3/4%) over fourteen (14) years, payable at the rate of Nine Thousand Nine Hundred Thirty-eight Dollars and Sixty-eight Cents ($9,938.68) per month payable in advance on the first day of each month beginning November 1, 1999, and ending October 31, 2013.


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         4. In the event that Lessee has complied with all of the terms and provisions of this Lease, then, in that event, Authority further gives and grants to Lessee the right, privilege and option of renewing this Lease at the expiration of the fourteen (14) year term hereinabove provided, for an additional term of five (5) years beginning November 1, 2013, and ending October 31, 2018, upon the same terms, conditions and agreements herein set forth, excepting the rental rate. Lessee shall pay Authority for the option term at the rate of $4.51 per square foot for 20,348 square feet for the sum of Seven Thousand Six Hundred Forty-seven Dollars and Forty-six Cents ($7,647.46) per month, payable in advance on the first day of each month beginning November 1, 2013, and ending October 31, 2018. This option shall be exercised by Lessee giving Authority at least ninety (90) days written notice prior to the expiration of the current term of Lessee's intention to renew the Lease for the additional term. This Lease shall expire in any event no later than October 31, 2018.

         5. Authority acknowledges receipt of Five Thousand Two Hundred Dollars ($5,200.00) that Authority is to retain as security for the faithful performance of the terms and conditions of this Lease. In no event shall Authority be obligated to apply the deposit on rents or other charges in arrears or on damages for failure to perform the terms and conditions of this Lease by Lessee. Application of the security deposit sum to the rental payments in arrears or to damages shall be at the sole option of Authority and the right to possession of the premises by Authority for nonpayment of rent or for any other reason shall not in any event be affected by this security deposit. The security deposit will be returned to Lessee when this Lease is terminated, according to the terms of this Lease, if not applied toward payment of rent or toward payment of damages suffered by Authority by reason of any breach of the terms and conditions of this Lease by Lessee. In no event is the security to be returned until Lessee has vacated the premises in good condition and delivered possession to Authority. The security deposit will draw no interest and Authority shall not be obligated to hold the deposit in a separate fund.

         6. All rentals due under this lease shall be paid, without notice to the Lessee, to the Airport Authority of the City of Lincoln, Nebraska. An additional charge of fifteen percent (15%) per annum on unpaid items shall be made by Authority from the first day of the month due, of any amounts due under this lease which shall remain unpaid for more than ten (10) days after due date. Such charge shall not accrue upon any item about which there exists a bona fide dispute.

         7. It is understood and agreed that as of the initial date of this Lease, the leased premises are not subject to real estate taxes and are not subject to a payment in lieu of taxes. However, it is agreed that if a law or ordinance is passed whereby the leased premises become subject to real estate tax or subject to a payment in lieu of tax, then Lessee shall pay the said tax or payment in lieu of tax, in addition to any rental fees specified in this Lease.

         8. Lessee will use the premises for the purpose of the business of research and production of bio-technology and other scientific products, for offices and such other uses as may be incidental and related thereto.

         9. Except as herein otherwise specifically provided, this Lease, in every sense, shall be without cost to Authority for the development, maintenance and improvement of the leased premises and Lessee shall, at its sole cost, except as herein otherwise specifically provided, keep, maintain


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and repair the entirety of the leased premises, and all improvements and facilities placed thereon, in good order, condition and repair as may be required by ordinary and reasonable use or fault on the part of the Lessee. By entry hereunder, Lessee accepts the premises as being in good order, condition and repair and agrees, upon termination of this Lease, to surrender the premises and appurtenances to Authority in the same condition as received, reasonable use and wear thereof and damage by fire, act of God or the elements excepted.

         10. Lessee shall have the right, during the term of this Lease, to make alterations, attach fixtures and erect signs in or upon the premises hereby leased (provided any exterior signs shall be erected only after written approval of plans by Authority), and all improvements, appliances, fixtures and all other property, of whatever nature made to or placed upon said premises by Lessee, shall be and remain the property of Lessee and may be removed prior to the termination of this Lease, provided only that Lessee shall restore the premises to the same condition as existing at the time of entry under this Lease, ordinary wear and tear excepted.

         11. Lessee, beginning on November 1, 1999, and during the full term or until earlier termination of this Lease, shall cause the premises and all improvements owned by the Authority on the demised premises to be kept insured in an amount not less than Two Million Dollars ($2,000,000.00), thereof against perils of fire and extended coverage. Either party may, at not less than one (1) year intervals, demand a reappraisal of the actual cash value to be determined by mutual agreement, but on failure to agree, appraisal to be made by a third party selected by the parties. If there are pressure vessels on the demised premises now or during the term of this Lease, Lessee will cause insurance to be placed to protect the property against the hazards of the operation or location of this equipment on the premises. The proceeds of any such insurance paid on account of the perils aforesaid will be used to defray the costs of repairing the damage done to said improvement. If Lessee cancels the Lease or if Authority cancels the Lease due to total destruction or destruction of more than fifty percent (50%) of the value of the premises, such proceeds need not be devoted to such repair, restoration, or reconstruction but may be retained by Authority. Lessee agrees to pay the costs of such insurance in addition to the rents herein provided to be paid by Lessee. The policy or policies will be in the name of the Lincoln Airport Authority and Lessee as their interests may appear, and Authority agrees to release Lessee from liability for damage covered under the above-mentioned policies. The policy shall contain a provision that Authority shall be notified by the insurance company of such non-renewal, material change, modification or cancellation of such insurance coverage by at least ten (10) days notice to Authority and the policy shall contain a provision waiving any subrogation right of the insurance company to recover damages against either Lessee or Authority by reason of any sums paid by the insurance company under said insurance policy.

         12. If the building leased hereunder is destroyed, damaged or taken by fire or the elements or other casualty, or by condemnation, and the destruction or taking is such that, in the exercise of reasonable effort, it cannot be repaired or replaced by Authority within one hundred twenty (120) days or, if it is such as to exceed fifty percent (50%) of the value of the premises, Lessee or Authority may cancel this Lease by written notice mailed to the other party thirty (30) or more days before the effective date of cancellation and at any time within sixty (60) days after the damage or destruction. If the premises are totally destroyed or taken, Lessee or Authority may


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cancel this Lease by written notice mailed to the other party within thirty
(30) days of the destruction or taking. If this Lease is not canceled as provided, Authority, as its expense, shall, with diligence, repair, rebuild or restore the improvements as nearly as possible to the conditions existing just prior to the destruction or damage. Lessee's rental, during the period from the date of fire, or other casualty or taking, to the date of complete restoration, shall be abated either in whole or pro rata in part, according to the percentage of interference with the conduct of Lessee's business in the premises.

         13. Lessee shall defend, indemnify and hold Authority and its agents, officers and employees harmless from and against any and all claims, suits, demands, actions, liabilities, losses, damages, judgments or fines arising by reason of injury or death of any person, or damage to any property, including all reasonable costs for investigation and defense thereof (including, but not limited to, attorney fees, court costs, investigator fees, and expert fees) of any nature whatsoever arising out of Lessee's activities on Authority's property, or in its use or occupancy of the leased premises, regardless of where the injury, death or damage may occur, except to the extent such injury, death or damage is caused by the negligent act or omission or willful misconduct of Authority. Authority shall give Lessee reasonable notice of, and an opportunity to defend against, any such claims or actions. Notwithstanding the above indemnification, Lessee shall give Authority reasonable notices of any matter covered herein and shall forward to Authority a copy of every demand, notice, summons or other process received in any claim or legal proceeding covered hereby. Lessee agrees to obtain liability insurance in the amount of One Million Dollars ($1,000,000.00) including the Airport Authority as an additional insured. Said insurance policy shall contain a provision to notify the Airport Authority in writing thirty (30) days prior to any cancellation or reduction of coverage.

         14. Lessee shall pay for all water, sewer, gas, heat, light, power and telephone service supplied to the said premises, including standard metering devices for the measurement of such services. In the event it shall become necessary, as a condition of service, to make changes upon the premises, or within the building covered by this Lease, of any wiring, plumbing or similar installations, Lessee will make such changes and installations, at its expense, as directed and required by the utility organizations. It is further agreed that Authority shall have the right, without cost to Lessee, to install and maintain in, on or across the leased premises, sewer, water, gas, electric, steam and telephone lines, or other installations necessary to the operation of the Airport or to service required by other tenants of the Authority; provided, however, that Authority shall carry out such work and locate any above-ground structures in a manner so as not to unreasonably interfere with Lessee's use of the premises.

         15. Lessee agrees that all storage of equipment, materials or supplies will be maintained within the building (temporary storage for loading or unloading excepted), and Lessee will cause to be removed, at its own expense, all junk, waste, garbage and rubbish and perform necessary mowing and snow removal and agrees not to deposit the same on any part of the Airport except, Lessee may deposit the same temporarily on the leased premises in connection with collection for removal.

         16. Lessee shall, in the use of the premises, comply with all applicable requirements of all municipal, state and Federal authorities now in force, or which may hereafter be in force, and will


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observe all applicable municipal ordinances, state and Federal statutes now in force, or hereafter to be in force, and Lessee and its tenants, employees, agents and servants shall obey such reasonable rules and regulations as may from time to time be promulgated by Authority, or its authorized agents in charge of the Airport, to insure the safe or orderly conduct of operations of the Airport and traffic to, from and upon the leased premises.

         17. Authority reserves the right to take any action it considers necessary to protect the aerial approaches of the Airport against obstruction, together with the right to prevent Lessee from erecting, or permitting to be erected, any building or other structure on the Airport which, in the opinion of Authority, would limit the usefulness of the Airport or constitute a hazard to aircraft.

         18. It is understood and agreed that the rights granted by this Agreement will not be exercised in such a way as to interfere with or adversely affect the use, operation, maintenance or development of the Airport.

         19. There is hereby reserved to Authority, its successors and assigns, for the use and benefit of the public, a free and unrestricted right of flight for the passage of aircraft in the airspace above the surface of the premises herein conveyed, together with the right to cause in said airspace such noise as may be inherent in the operation of aircraft, now known or hereafter used for navigation of or flight in the air, using said airspace or landing at, taking off from, or operating on or about the Airport.

         20. Lessee shall not assign this Lease, or any interest therein, and shall not sublet the premises in whole or in part and any such assignment or subletting shall be void and shall, at the option of Authority, terminate this Lease.

         21. Authority shall have free access to the leased premises at all reasonable times for the purposes of examining or inspecting the conditions thereof relevant to any right or power reserved by Authority pursuant to the terms of this Lease.

         22. The failure of Lessee to surrender the leased premises on the date provided herein for the termination of this Lease term, and the subsequent holding over by Lessee, with or without the consent of Authority, shall result in the creation of a tenancy from month-to-month. This holding over shall not result in a renewal or extension of this Lease. All other terms and conditions of this Lease shall remain in full force and effect during any month-to-month tenancy hereunder, except rental rate, which may be increased by Authority after notice to Lessee.

         23. Authority may elect to terminate all of the rights of Lessee hereunder by giving ten (10) days written notice of termination to Lessee when any of the following shall occur:

         a.   Institution of voluntary bankruptcy proceedings by Lessee;

         b. Institution of involuntary bankruptcy proceedings in which Lessee thereafter is adjudged a bankrupt;


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         c.   Assignment for benefit of creditors of the interest of Lessee under this Lease;

         d.   Appointment of a receiver for the property or affairs of Lessee;

         e.   Failure or refusal to pay rent as per the terms of this Agreement;

         f.   Breach of covenants and terms of this Agreement.

         Any occurrence set forth above shall constitute a breach of this Lease by Lessee and Authority shall, in that event, be entitled to exercise all remedies herein provided for a breach by Lessee, as well as any and all remedies provided by law or in equity. It is further agreed that upon said breach and after notice as provided above, Authority may re-enter the leased premises and remove all property of Lessee therefrom.

         24. Lessee agrees that it will, by Lease Addendum, agree to such additional provisions as may be required by the FAA as a condition of granting to Authority funds for Airport improvement projects as or FAA or Authority deem necessary for the operations, safety and security of the Airport.

         25. Lessee shall not cause or permit any hazardous substance or material to be brought upon, kept or used in or about the premises by Lessee, its agents, employees, contractors or invitees, except for such use as is in compliance with all laws, ordinances and regulations.

         26. Lessee shall comply with all regulations promulgated by the Federal Aviation Agency, Environmental Protection Agency, Nebraska Department of Environmental Quality, Nebraska Department of Health, the Lincoln-Lancaster County Department of Health and any other agency of municipal, state or Federal government which regulates Lessee's use of the premises.

         27. Lessee shall not cause or permit any hazardous substance or material to be brought upon, kept or used in or about the premises by Lessee, its agents, employees, contractors or invitees, except for such Hazardous Substance or Material as is necessary for Lessee's business.

         28. Any Hazardous Substance or Material permitted on the Premises and all containers therefore, shall be used, kept, stored, and disposed of in a manner that complies with all federal, state, and local laws or regulations applicable to any such Hazardous substances or Materials.

         29. Lessee shall not discharge, leak, or emit, or permit to be discharged, leaked, or emitted, any substance or material into the atmosphere, ground, sewer system, or any body of water, if such material (as determined by the Authority or any governmental authority) does or may pollute or contaminate the same, or may adversely affect (a) the health, welfare, or safety of persons, whether located on the Premises or elsewhere; or (b) the condition, use, or enjoyment of the building or any other real or personal property.

         30. At the commencement of each Lease Year, Lessee shall disclose to Authority the names and approximate amounts of all Hazardous substances or Materials which Tenant intends to


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store, use, or dispose of on the Premises in the coming Lease Year. In addition, at the commencement of each Lease Year, beginning with the second Lease Year, Lessee shall disclose to Authority the names and amounts of all Hazardous Substances or Materials which were actually used, stored, or disposed of on the Premises if such materials were not previously identified to Authority at the commencement of the previous Lease Year.

         31. As used herein, the term "Hazardous Substance or Material" means:

               a. Any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder;

               b. Any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder;

               c.   Any glycol, oil, petroleum products, and their byproducts;
                    and

               d. Any material or substance which is or becomes regulated by any federal, state, or local governmental authority.

         32. Lessee agrees that it shall be fully liable for all costs and expenses related to the use, storage, and disposal of Hazardous Substance or Material kept on the Premises by the Lessee, and the Lessee shall give immediate notice to the Authority of any violation or potential violation of the provisions of this Lease. Lessee shall defend, indemnify, and hold harmless Authority and its Agents from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses (including, without limitation, attorneys' and consultant fees, court costs, and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of our in any way related to:

         a. The presence, disposal, release, or threatened release of any such Hazardous Substance or Material which is on, from, or affects soil, water, vegetation, buildings, personal property, persons, animals, or otherwise;

         b. Any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance or Material;

         c. Any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance or Material; or

         d. Any violation of any laws applicable thereto. The provisions of this Lease shall be in addition to any other obligations and liabilities Lessee may have to Authority at law or equity and shall survive the transactions contemplated herein and shall survive the termination of this Lease.


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         33. Lessee shall comply with all regulations promulgated by the Federal
Aviation Agency, Environmental Protection Agency, Nebraska Department of Environmental Control, Nebraska Department of Health, the Lincoln-Lancaster County Department of Health and any other agency of municipal, state or Federal government which regulates Lessee's use of the premises.

         34. All notices to be given pursuant to this Lease shall be addressed to the Airport Authority, Lincoln Airport, P.O. Box 80407, Lincoln, Nebraska 68501, or to the Lessee herein named at 3820 SW 46th Street, Lincoln, Nebraska 68524, notice shall be deemed to have been fully given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid and deposited, postage prepaid, in a post office regularly maintained by the United States Government.


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         IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.
Attest:


                                          AIRPORT AUTHORITY OF THE CITY OF
                                          LINCOLN, NEBRASKA, Lessor

/s/ Steve Glenn                           By: /s/ Ed Raines
---------------------------------------      ---------------------------------
Secretary                                               Chairman

Attest:                                   BIONEBRASKA, INC., a Corporation,
                                          Lessee
---------------------------------------
Secretary

                                          By: /s/ Thomas R. Coolidge
                                              --------------------------------
APPROVED AS TO FORM:


/s/ Michael R. Johnson
---------------------------------------
Johnson & Baker, P.C.
Legal Counsel for the Airport Authority
of the City of Lincoln, Nebraska


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